UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 8, 2012

Cavco Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North Central Avenue, Suite 800, Phoenix, Arizona		85004
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (602) 256-6263

Not applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On June 8, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Cavco Industries, Inc., (the “Company”) approved incentive compensation plans for Daniel L. Urness, Chief Financial Officer, Vice President and Treasurer; Charles E. Lott, President of Fleetwood Homes, Inc.; and Larry H. Keener, President of Palm Harbor Homes, Inc. for fiscal year 2013.

Under Mr. Urness’s plan, he is eligible to receive incentive compensation based upon the Company’s consolidated pre-tax income for the fiscal year ending March 31, 2013. Under the terms of his plan, Mr. Urness is eligible to receive incentive compensation equal to (i) 1.0% of the first $10,000,000 in pre-tax income of the Company, and (ii) 1.5% of pre-tax income of the Company greater than $10,000,000. Mr. Urness will be paid in cash at the conclusion of the fiscal year ending March 31, 2013.

Under Mr. Lott’s incentive plan, he is eligible to receive quarterly incentive payments equal to 3.72% of the aggregate pre-tax income of the Company’s seven Fleetwood Homes plants.

Under Mr. Keener’s incentive plan, he is eligible to receive quarterly incentive compensation based upon quarterly pre-tax income of Palm Harbor Homes’ retail subsidiary, Palm Harbor Villages. Under the terms of his plan, Mr. Keener is eligible to receive incentive compensation of: (i) ten percent (10%) of quarterly pre-tax profits of Palm Harbor Villages of $0 to $500,000; (ii) nine percent (9%) of quarterly pre-tax profits of Palm Harbor Villages of $500,001 to $750,000; (iii) eight percent (8%) of quarterly pre-tax profits of Palm Harbor Villages of $750,001 to $1,000,000; (iv) seven percent (7%) of quarterly pre-tax profits of Palm Harbor Villages of $1,000,001 to $1,250,000; (v) six percent (6%) of quarterly pre-tax profits of Palm Harbor Villages of $1,250,001 to $1,500,000 and (vi) five percent (5%) of quarterly pre-tax profits of Palm Harbor Villages greater than $1,500,001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAVCO INDUSTRIES, INC.

By:	/s/ James P. Glew
James P. Glew
General Counsel and Secretary

Date: June 13, 2012